EXHIBIT 10.4

AGREEMENT

This AGREEMENT (this "Agreement"), is entered into between Abercrombie & Fitch Co., a Delaware corporation (the "Company"), and Arthur C. Martinez ("Martinez") as of the execution date by Martinez below (the "Effective Date").

WHEREAS, as Executive Chairman of the Board, Martinez was to receive an annual cash retainer in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000) (the “Executive Chairman Cash Retainer”), and an annual grant of restricted stock units (“RSUs”) with the market value of the shares of Common Stock underlying the annual grant to be One Million and 00/100 Dollars ($1,000,000), which on the June 15, 2017 annual grant date equaled 79,809 shares (the “Executive Chairman RSU Retainer”); and

WHEREAS, a Director of the Company is entitled to receive an annual cash retainer in the amount of Sixty-Five Thousand and 00/100 Dollars ($65,000) (the “Standard Cash Retainer”), additional compensation for Committee membership and Chairmanship, and an annual grant of RSUs with the market value of the shares of Common Stock underlying the annual grant to be One Hundred Fifty Thousand and 00/100 Dollars ($150,000) (the “Standard RSU Retainer”) which on the June 15, 2017 annual grant date equaled 11,972 shares; and

WHEREAS, Martinez served as Executive Chairman of the Board from June 15, 2017 through February 3, 2018 and will serve as a Director of the Company from February 4, 2018 through the date of the next regularly scheduled annual meeting of stockholders of the Company, currently scheduled for June 14, 2018; and

WHEREAS, the Company and Martinez desire to enter into this Agreement to set forth the terms of Martinez’s compensation as Executive Chairman of the Board for the period from June 15, 2017 through February 3, 2018 and as a Director for the period from February 4, 2018 through the next regularly scheduled annual meeting of stockholders of the Company, currently scheduled for June 14, 2018.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Martinez hereby agree as follows:

1.    Cash Compensation:

a)    Martinez will receive a pro-rated amount of the Executive Chairman Cash Retainer for the period June 15, 2017 through February 3, 2018, in the amount of approximately $320,055, less any portion previously paid. The remaining portion of the Executive Chairman Cash Retainer, which would have been paid for the period from February 4, 2018 through June 14, 2018 will be forfeited.

b)    Martinez will receive a pro-rated amount of the Standard Cash Retainer for the period February 4, 2018 through the next regularly scheduled annual meeting of stockholders of the Company, currently scheduled for June 14, 2018, in the amount of approximately $23,392.86.

c)    Martinez will receive a pro-rated amount of the annual Executive Committee membership retainer for the period February 4, 2018 through June 14, 2018, in the amount of approximately $4,498.63.

2.    Equity Compensation:

a)    Martinez will receive a pro-rated portion of the Executive Chairman RSU Retainer covering 55,396 shares consisting of (i) 51,087 shares underlying the portion of the Executive Chairman RSU Retainer for the period June 15, 2017 through February 3, 2018 and (ii) a pro-rated portion covering 4,309 shares underlying the portion of the Standard RSU Retainer for the period February 4, 2018 through June 14, 2018. RSUs will continue to vest on the earlier of the 2018 annual meeting, currently scheduled for June 14, 2018, or the one-year anniversary of the grant date, subject to earlier vesting in the event of Mr. Martinez’s death or total disability or upon a change of control of the Company.

b)    A pro-rated portion of the Executive Chairman RSU Retainer, covering 24,413 shares, for the period February 4, 2018 through June 14, 2018 will be forfeited.

c)    Martinez will execute the attached First Amendment to Restricted Stock Unit Award Agreement to reflect the share amounts set forth in 2(a) above.

3.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Pleas, Franklin County, Ohio.

/s/ Arthur C. Martinez	/s/ Terry Burman
Arthur C. Martinez	Abercrombie & Fitch Co.
Terry L. Burman, Non-Executive Chairman of the Board
4/2/18	4/3/18
Date	Date

FIRST AMENDMENT TO
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2016 Long-Term Incentive Plan for Directors)

This FIRST AMENDMENT (this “AMENDMENT”) to the RESTRICTED STOCK UNIT AWARD AGREEMENT, dated as of June 15, 2017 (the “ORIGINAL AWARD AGREEMENT”), by and between Abercrombie & Fitch Co., a Delaware corporation (the “COMPANY”), and Arthur C. Martinez, a non-employee director of the COMPANY (“PARTICIPANT”) is made to be effective as of February 3, 2018 (the “EFFECTIVE DATE”).

WITNESSETH:
WHEREAS, on June 15, 2017, PARTICIPANT was awarded 79,809 restricted stock units representing the right to receive 79,809 shares of Class A Common Stock, $0.01 par value, of the COMPANY (such 79,809 restricted stock units, the “ORIGINAL RSUs”), subject to the restrictions, conditions and other terms set forth in the ORIGINAL AWARD AGREEMENT; and

WHEREAS, in connection with PARTICIPANT’s cessation of service as the COMPANY’s Executive Chairman of the Board effective February 3, 2018 and PARTICIPANT’s continued service as a non-employee director of the COMPANY, the COMPANY and PARTICIPANT agree to amend the ORIGINAL AWARD AGREEMENT to evidence the forfeiture by PARTICIPANT of 24,413 of the ORIGINAL RSUs and instead provide the PARTICIPANT with 55,396 restricted stock units representing the right to receive 55,396 shares of Class A Common Stock, $0.01 par value, of the COMPANY (such 55,396 restricted stock units, the “RESTRICTED STOCK UNITS”), subject to the restrictions, conditions and other terms set forth in the ORIGINAL AWARD AGREEMENT;

NOW, THEREFORE, in consideration of the premises, the parties hereto make the following agreement, intending to be legally bound thereby:

1.    The number of RESTRICTED STOCK UNITS of the COMPANY subject to the AWARD evidenced by the ORIGINAL AWARD AGREEMENT shall be reduced from 79,809 to 55,396, subject to the restrictions, conditions and other terms set forth in the ORIGINAL AWARD AGREEMENT, as amended by this AMENDMENT.

2.    Except as expressly amended by this AMENDMENT, the terms, conditions and other provisions set forth in the ORIGINAL AWARD AGREEMENT shall remain in full force and effect.

3.    This AMENDMENT may be executed in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same First Amendment to Restricted Stock Unit Award Agreement.

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IN WITNESS WHEREOF, the COMPANY has caused this AMENDMENT to be executed by its duly authorized officer, and PARTICIPANT has executed this AMENDMENT to be effective as of the EFFECTIVE DATE.

COMPANY:

ABERCROMBIE & FITCH CO.

By: /s/ John Gabrielli
John Gabrielli
Senior Vice President, Chief Human Resources Officer

4/9/18
Date:

PARTICIPANT:

/s/ Arthur C. Martinez
Arthur C. Martinez

4/2/18
Date: